Exhibit 6.3

LIMITED LIABILITY COMPANY AGREEMENT OF

ZERO TORQUE MANUFACTURING, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF ZERO TORQUE MANUFACTURING, LLC (the "Company") is made effective as of July 21, 2021 ("Effective Date") by and between Zero Day Nutrition Company, a Texas corporation (together with any permitted assignee or successor in interest thereof, "Zero Day") and Torque Lifestyle Brands, Inc., a Colorado corporation ("Torque"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Article 1 or in Exhibit A attached hereto.

RECITALS

WHEREAS, the Members formed the Company as a Texas limited liability company on [TBD , 2021];

WHEREAS, the Members wish to adopt this Agreement as the Limited Liability Company Agreement of the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1               Defined Terms. When used in this Agreement, the following capitalized terms will have the meanings set forth below.

1.1.1          "Act" shall mean the Texas Business Organizations Code as the same may be amended from time to time. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.

1.1.2	"Activating Member" has the meaning stated in Section 9.3.1.

1.1.3	"Activating Notice" has the meaning stated in Section 9.3.1.

1.1.4	"Adjusted Capital Account Deficit" has the meaning stated in Article 2 of Exhibit A.

1.1.5          "Adjusted Taxable Income" shall mean, with respect to any Member and for any Fiscal Year (or portion thereof) and with respect to Units held by such Member, the federal taxable income allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (i) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Units that were not previously taken into account for purposes of determining such Member's Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years, (ii) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754, and (iii) taking into account any deduction, credit or other amount relating to, and that would reduce the Member's aggregate tax liability attributable to, such Member's ownership of Units, including without limitation deductions for which the Member may be entitled under Code Section 199A.

1.1.6          "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Notwithstanding the foregoing, no Member shall be considered an Affiliate of the Company or vice versa.

1.1.7	"Agent" has the meaning stated in Section 8.3.

1.1.8          "Agreement" means this Limited Liability Company Agreement, as originally executed and as the same may be amended or otherwise modified from time to time.

1.1.9	"Annual Budget" has the meaning stated in Section 6.4.

1.1.10	"Applicable Courts" has the meaning stated in Section 12.5.

1.1.11	"Appointing Member" has the meaning stated in Section 8.2.

1.1.12	"Arbitration" has the meaning stated in Section 12.7.

1.1.13	"Arbitrator" has the meaning stated in Section 12.7.

1.1.14	"Assigned Customers" has the meaning stated in Section 4.2(b)(ii).

1.1.15	the meaning stated in Section 6.1.

1.1.16      "Business Day" means a day other than a Saturday, Sunday, or other day on which the commercial banks in Houston, Texas are authorized, permitted or directed by Governmental Authority or Applicable Law to not open.

1.1.17	"Capital Account" has the meaning stated in Section 1.1(a) of Exhibit A.

1.1.18      "Capital Contribution" means the total amount of cash and the initial Gross Asset Value (as defined in Article 2 of Exhibit A hereto) of other assets contributed to the capital of the Company by a Member.

1.1.19	"Certificate" has the meaning stated in Section 2.1.

1.1.20	"Claim" has the meaning stated in Section 8.5.4.

1.1.21	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.1.22	"Company" has the meaning stated in the Preamble to this Agreement.

1.1.23	"Company Manufacturing Space" has the meaning stated in Section 4.7.1.

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1.1.24	"Company Minimum Gain" has the meaning stated in Article 2 of Exhibit A.

1.1.25      "Competing Activities" means engaging in, holding directly or indirectly any investment or economic interest in any Person engaged in, or consulting for, advising or being employed by any Person engaged in, (i) the business of manufacturing health, wellness and fitness products for customers who own the underlying products and brands or (ii) any other business that is competitive with the then active business operations of the Company.

1.1.26      "Control" means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlling" and "Controlled" will be given correlative meanings.

1.1.27	"Curative Advance" has the meaning stated in Section 5.2.2.

1.1.28	"Default Interest Rate" means the lesser of (a) at eighteen percent (18%) per annum and (b) the maximum interest rate permitted under applicable law.

1.1.29	"Defaulted Contribution Amount" has the meaning stated in Section 5.2.1.

1.1.30	"Defaulting Member" has the meaning stated in Section 5.2.

1.1.31	"Depreciation" has the meaning stated in Article 2 of Exhibit A.

1.1.32	"Designated Enterprise Value" has the meaning stated in Section 9.3.2.

1.1.33	"Director" has the meaning stated in Section 6.1.1.

1.1.34	"Dispute Notice" has the meaning stated in Section 12.7.

1.1.35      "Distributable Net Income" means, with respect to any period, the Company's net income before depreciation, amortization and other non-cash charges for such period, in each case, calculated in accordance with GAAP, as in effect from time to time.

1.1.36      "Economic Interest" means a Member's right to distributions hereunder and excluding all other rights hereunder.

1.1.37	"Effective Date" has the meaning stated in the Preamble to this Agreement.

1.1.38	"Electing Notice" has the meaning stated in Section 9.3.3.

1.1.39	"Estimated Distribution Amount" has the meaning stated in Section 9.3.4(a).

1.1.40      "Excess Cash" means, as of any date, the amount, if any, by which the Company's available cash balances as of such time exceed the sum of the following:

(a)	the then principal amount outstanding under the Torque Loan;

(b)           the amount of the Company's current liabilities at such time, as determined in accordance with GAAP; and

(c)           the amount of cash that the Board determines to be sufficient in order to fund when due the then foreseen expenses of the Company.

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1.1.41	"Fiscal Year" has the meaning stated in Section 2.8.

1.1.42      "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

1.1.43	"Gross Asset Value" has the meaning stated in Article 2 of Exhibit A.

1.1.44      "Involuntary Transfer" means, with respect to any Units, any Transfer of such Units that is effected either involuntarily or by operation of law. Examples of Involuntary Transfers include (a) any Transfer occurring by reason of an individual's death, disability or divorce, (b) any Transfer resulting from the filing of a petition in bankruptcy and (c) a Transfer occurring a result of the foreclosure of any judgment.

1.1.45	"JAMS" has the meaning stated in Section 12.7.

1.1.46	"JAMS Rules and Procedures" has the meaning stated in Section 12.7.

1.1.47      "Member" means Torque, Zero Day and any other Person admitted to the Company as a "Member" from time to time in accordance with the terms of this Agreement, in each case for so long as such Person continues to hold Units or any other interest in the Company, and shall, notwithstanding any implication to the contrary, exclude any Person who ceases to hold any Units or other interest in the Company pursuant to the terms of this Agreement.

1.1.48	"Member Nonrecourse Debt" has the meaning stated in Article 2 of Exhibit A.

1.1.49      "Member Nonrecourse Debt Minimum Gain" has the meaning stated in Article 2 of Exhibit A.

1.1.50      "Membership Interest" means an equity interest in the Company owned by a Member, including such Member's right, as applicable, (a) to allocations of items of income, gain, loss and deduction of the Company; (b) to a share of distribution of cash of the Company in accordance with the terms hereof and a share of distribution of assets upon liquidation or termination of the Company in accordance with the terms hereof; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

1.1.51      "Minimum Tax Amount" shall mean, with respect to any Member and with respect to any Fiscal Year, the amount of Adjusted Taxable Income of such Member with respect to such Fiscal Year multiplied by that percentage, as determined by the Board in good faith, equal to the highest marginal U.S. federal, state and local effective taxable rate applicable to any Member for such Fiscal Year.

1.1.52	"Net Income" has the meaning stated in Article 2 of Exhibit A.

1.1.53	"Net Losses" has the meaning stated in Article 2 of Exhibit A.

1.1.54	"New Partnership Audit Procedures" has the meaning stated in Section 7.5.

1.1.55	"Nonrecourse Deductions" has the meaning stated in Article 2 of Exhibit A.

1.1.56	"Nonrecourse Liability" has the meaning stated in Article 2 of Exhibit A.

1.1.57      "Percentage Interest" means, with respect to a Member, the percentage ownership interest of such Member in the Company, determined by dividing the number of Units held by such Member as of any date of determination by the number of all then outstanding Units. The initial Percentage Interest of each Member as of the Effective Date is set forth on Schedule 4.2.

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1.1.58      "Person" means an individual, partnership, limited liability company, corporation, trust, estate, real estate investment trust, association, unincorporated organization, government or any department, agency or authority thereof, or any other entity or organization.

1.1.59	"Post-Closing Contract Liabilities" has the meaning stated in Section 9.3.4(b).

1.1.60	"Purchasing Member" has the meaning stated in Section 9.3.3.

1.1.61	"Receiving Member" has the meaning stated in Section 9.3.1.

1.1.62	"Regulatory Allocations" has the meaning stated in Section 1.4(e) of Exhibit A hereto.

1.1.63	"Securities Act" means the Securities Act of 1933, as amended from time to time.

1.1.64	"Selling Member" has the meaning stated in Section 9.3.3.

1.1.65      "Tax Matters Member" means Torque. For all periods prior to the effective date of the Revised Partnership Audit Procedures, the Tax Matters Member shall serve as the "tax matters partner" of the Company (as such term is defined in Section 6231 of the Code). From and after the effective date of the Revised Partnership Audit Procedures, the Tax Matters Member shall serve as the "partnership representative" of the Company (as such term is defined in the Revised Partnership Audit Procedures).

1.1.66      "Third Party" means any Person other than the Members, the Company or their respective Affiliates.

1.1.67	"Torque" has the meaning stated in the Preamble to this Agreement.

1.1.68	"Torque Legal Cost Obligation" has the meaning stated in Section 12.15.

1.1.69	"Torque Loan" has the meaning stated in Section 5.1.

1.1.70      "Transfer" means, with respect to any Units or any other equity interests, any voluntary or involuntary sale, assignment, conveyance, mortgage, hypothecation, pledge or other transfer of such Units or other equity interests, whether occurring by operation of law or otherwise. The term "Transfer" shall include, without limitation, a change of beneficial ownership of any Units resulting from (a) the death or the divorce of the owner of such Units, (b) the death of the spouse of the owner of such Units, (c) any distribution of such Units from an estate or trust, (d) the filing of a voluntary or involuntary bankruptcy proceeding by or against the owner of such Units, (e) a sale of such Units to a purchaser for full and adequate consideration, (f) a gift or other transfer of such Units for less than full and adequate consideration made outright, into trust or otherwise and (g) a pledge, hypothecation, mortgage or similar type of assignment of such Units (or a foreclosure sale or transfer in lieu of foreclosure pursuant to any such pledge, hypothecation, mortgage or similar type of assignment of such Units). The term "Transfer" shall not include the mere change of identity of a trustee holding legal title to any Units pursuant to the same trust agreement.

1.1.71      "Treasury Regulations" or "Regulations" has the meaning stated in Article 2 of Exhibit A.

1.1.72	"Upfront Payment" has the meaning stated in Section 12.15.

1.1.73      "Units" means the units representing a fractional part of the Membership Interests of the Members.

1.1.74      "Voluntary Transfer" means, with respect to any Units, any Transfer of Units other than an Involuntary Transfer. Examples of Voluntary Transfers include (a) a sale for reasonably adequate consideration, (b) a gift made for less than reasonably adequate consideration and (c) a pledge to secure a debt.

1.1.75	"Zero Day " has the meaning stated in the Preamble to this Agreement.

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1.2               Interpretation. All references in this Agreement to Certificate, Sections, clauses, subparagraphs, Exhibits and Schedules shall be deemed to be references to Certificate, Sections, clauses and subparagraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement (and, for purposes of clarification, references to this "Agreement" shall include all Exhibits and Schedules attached hereto). Words in the singular include the plural, and words in the plural include the singular. Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." The words "hereof," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to a "party" or "parties" mean a party or parties to this Agreement unless the context requires otherwise, and all references to any party shall mean and include such party, its successors and permitted assigns unless the context otherwise requires. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted. Any and all payments under this Agreement shall be paid in United States Dollars. All references to "$" herein mean United States Dollars.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1               Formation. The Members have caused a limited liability company to be formed pursuant to and in accordance with the provisions of Chapter 101 of the Act. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2               Name. The name of the Company will be "Zero Torque Manufacturing, LLC". The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board deems appropriate or advisable. The Company shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Board considers appropriate.

2.3               Office and Agent. The Company will continuously maintain a registered office and registered agent in the State of Texas as required by the Act. The Company also may have such offices, anywhere within and without the State of Texas, as the Board from time to time may determine. The registered agent will be as stated in the Certificate.

2.4               Purposes of the Company. The Company may engage in any lawful activity for which a limited liability company may be organized under the Act. However, the primary purpose of the Company will be to engage in the following activities:

2.4.1            to act as a boutique manufacturer of health, wellness and fitness products for customers who own the underlying products and brands;

2.4.2            to act as an incubator of new products and brands by investing in new brands developed by third parties and/or the Company; and

2.4.3	engaging in other ancillary activities associated with any of the foregoing purposes.

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The Company will have the power to do any and all acts necessary or advisable for the furtherance of its business and activities.

2.5               Term. The term of the Company will continue until the occurrence of any event identified in Section 10.1, and the Company will thereafter be dissolved, and its affairs wound up in accordance with Section 10.2. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement in accordance with the Act.

2.6               Foreign Qualification. The Company will comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Board, such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Board may, and, at the request of the Board, each Member will, execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.7               No Partnership. Except as set forth below, the Members intend that the Company will not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, assignee of a Member, Director, manager or officer will be a partner or joint venturer of any other Member, assignee of a Member, Director, manager or officer for any purposes, and this Agreement will not be construed to the contrary. The Members intend that the Company will be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.8               Fiscal Year. Except as may otherwise be required by the federal tax laws, the fiscal year of the Company for both financial and tax reporting purposes shall end on December 31 (the "Fiscal Year").

ARTICLE 3

MEMBERS

3.1               Limited Liability. Except as expressly set forth in this Agreement or required under the Act, no Member, Director, manager, officer, employee or other Person associated with the Company will be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Director, manager, officer, employee or other Person associated with the Company.

3.2               Voting Rights. Except as expressly provided in this Agreement or the Certificate, Members will have no voting, approval or consent rights.

3.3               Admission of Additional Members. No new or substitute Members may be admitted to the Company, except with the unanimous approval of the Members.

3.4               Withdrawals or Resignations. No Member may withdraw from, or resign as a Member of, the Company unless such Member has transferred its entire Membership Interest in the Company to one or more Persons in accordance with this Agreement and all such Persons have been admitted to the Company as substitute Members in accordance with this Agreement.

3.5               Members Are Not Agents; No Management Authority. The management of the Company is vested solely in the Board. No Member, acting in its capacity as such, shall be an agent of the Company nor can any Member in such capacity bind or execute any instrument on behalf of the Company. The foregoing sentence will not prohibit a Member or an agent of a Member, acting in its capacity as an officer of the Company or with the express authorization of the Board, from binding or executing any instrument on behalf of the Company, if and to the extent so authorized by the Board. The Members will have no power to participate in the management of the Company except through their service, or the selection of their respective designee(s), on the Board and except as expressly authorized by this Agreement.

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3.6               Members' Meetings. The Board may call for a meeting of the Members from time to time by written notice to the Members. At any Members' meeting, the Board will appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting will prepare minutes of the meeting, which will be placed in the books and records of the Company. The Members may make use of telephones and other electronic devices to hold meetings if each Member may simultaneously participate with the other Members with respect to all discussions and votes of the Members.

3.7	Zero Day's Existing Business Operations.

3.7.1          Zero Day's Freedom of Activity. The Company and Torque acknowledge, agree and understand that Zero Day is engaged in, and own interests in other businesses that are engaged in Competing Activities. Except as expressly provided in to Section 3.7.2, under no circumstances shall Zero Day or any of its Affiliates be (a) limited or constrained, in any way, in pursuing or engaging or investing in any other businesses, activities and operations of any nature, whether or not such activities are considered competitive with the Company or (b) required to contribute to the Company or provide to the Company any rights to participate in or otherwise exploit any other business opportunities (including opportunities that involve or relate to Competing Activities), and neither the Company nor any other Member or their respective Affiliates shall have any right by virtue of this Agreement or the relationship created hereby to such other business opportunities. As between the Zero Day, on the one hand, and the Company and the other Members, on the other hand, Zero Day shall be free to engage in any Competing Activities and pursue any other business interests, opportunities and projects, without any obligation to provide notice to, receive approval from, share with, or contribute to, the Company or any Member or their respective Affiliates any such business interests, opportunities or projects. The legal doctrines of "corporate opportunity," "business opportunity" and similar doctrines shall not be applied to any such competitive venture or activity of Zero Day or any of its Affiliates, and Zero Day and its Affiliates shall (to the fullest extent permitted by law) not be deemed to have breached its fiduciary duties, if any, to the Company or the other Members by reason of engaging in any such activity.

3.7.2            Exclusivity for Company's Customers. Notwithstanding the provisions of Section 3.7.1, Zero Day agrees that, for as long as it remains a Member in the Company, it will not encourage, solicit, or induce any customer of the Company, including the Assigned Customers, to cease doing business with, or reduce the amount of business activities engaged in with, the Company or any of its Affiliates

3.8	Exclusivity/Non-Solicitation Obligations.

3.8.1          Exclusivity Obligations. Torque agrees that, for as long as it remains a Member in the Company, it will not, and shall ensure that its respective Affiliates do not, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, manager, employee, consultant, agent, independent contractor or equity interest holder of, or lender to, any Person, other than through the Company,

(a)	engage in any Competing Activities anywhere in the United States;

(b)                recruit, solicit or otherwise attempt to employ or retain any Person employed by the Company or Zero Day, or induce or attempt to induce any such Person to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; or

(c)                encourage, solicit, or induce any customer of the Company to cease doing business with, or reduce the amount of business activities engaged in with, the Company or any of its Affiliates.

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3.8.2	Additional Provisions.

(a)                In the event any of the provisions of this Section 3.8 is determined to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, this Section 3.8 will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable. Any breach or violation by any party of the provisions of this Section 3.8 shall toll the Non-Competition Period and the running of any time periods set forth in this Section 3.8 as applicable to such party for the duration of any such breach or violation; provided, however, if any activity of an Owner is alleged to have been a Competing Activity and there is a resolution or final adjudication concluding that such Owner did not violate this Section 3.8 there shall be no tolling of the Non-Competition Period.

(b)                Each party recognizes and acknowledges that this Section 3.8 is fair in all respects and is necessary and reasonable to protect and preserve the legitimate business interests of the Company and its Members.

3.9               Enforcement of Rights against Member. Regardless of any provision to the contrary, nothing in this Agreement will be construed to restrict or limit the ability of: (a) any Member to enforce any rights, arising from any contract or agreement, against the Company; (b) the Company to enforce any rights, arising from any contract or agreement, against any Member; or (c) any Member to enforce any rights, arising from any contract or agreement, against any other Member.

ARTICLE 4

MEMBERS, MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

4.1               Members. The Members of the Company shall consist of the Persons listed on Schedule 4.2 for so long as they each continue to hold Units or other interests in the Company.

4.2	Membership Interests; Capital Contributions.

(a)                Membership interests in the Company shall be represented by Units. Each Member has been issued the number of Units set forth next to such Member's name on Schedule 4.2.

(b)                Upon execution of this Agreement, the Members shall make, or cause to be made, the following Capital Contributions to the Company:

(i)	Torque shall make a cash Capital Contribution in the amount of $300,000; and

(ii)               Zero Day shall assign to the Company, for exclusive service by the Company, the existing manufacturing relationships with those customers listed on Exhibit B (the "Assigned Customers"). The Members agree that the Gross Asset Value of this Capital Contribution is $288,235.29.

(c)                Except as provided in Section 4.2(b), no Member shall be required to make any other Capital Contributions to the Company.

4.3               Capital Accounts. A separate Capital Account will be established and maintained for each Member in accordance with the terms set forth in Exhibit A hereto.

4.4	Interest. No interest shall be paid by the Company on any Capital Contributions by the Members.

4.5               Return of Contributions. No Member shall be entitled to have any Capital Contribution returned to it or to receive any distributions from the Company, except in accordance with the express provisions of this Agreement. An unrecouped Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

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4.6               No Member Compensation. Except as contemplated by the terms of (i) this Agreement or (ii) any other written agreement between the Company and such Member approved by the Board in accordance with the terms hereof, no Member will receive any salary, compensation, bonus or other remuneration from the Company for any services rendered to or on behalf of the Company (unless otherwise expressly authorized by the Board); provided, however, the Company shall reimburse the Members for all reasonable, necessary and direct, out of pocket expenses actually incurred thereby on behalf of the Company in carrying out the Company's business activities and that are pre-approved by the Board.

4.7	Lease of Manufacturing Facility.

4.7.1          Zero Day shall use reasonable efforts to cause the applicable lessor to lease to the Company a 17,000 square foot area (the "Company Manufacturing Space") located within, or adjacent to, Zero Day's existing manufacturing facility in Houston, Texas for a rental payment of up to $20000.

4.7.2          . As a part of the foregoing sublease arrangement, Zero Day will provide to the Company, for use in the Company Manufacturing Space, all equipment needed to service the manufacturing for the Assigned Customers.

4.7.3            As the Company's manufacturing business is expanded, Zero Day and Torque will negotiate with one another, reasonably and in good faith, in order to expand the Company Manufacturing Space upon terms to be mutually agreed upon.

4.7.4            If requested by Zero Day, the Company will execute and enter into a formal sublease agreement with Zero Day covering the use of the Company Manufacturing Space on terms consistent with the provisions of this Section 4.7 and otherwise as reasonably approved by Zero Day.

4.8               Company Employees. Immediately following the execution of this Agreement and receipt of the Capital Contribution of Torque required pursuant to Section 4.2(b)(i), the Company will retain those employees of Zero Day listed on Exhibit C hereto who are involved in the business of manufacturing and packaging health, wellness and fitness products. Each such employee will be initially retained at the same rate of pay and benefits as are currently being provided by Zero Day.

ARTICLE 5

TORQUE LOAN

5.1               Determination of Cash Operating Requirements. If the Board should determine, at any time and from time to time, that the Company requires working capital for operating or expansion activities of the Company, then Torque shall loan such amounts as may be necessary to fund those expenses or other costs on and subject to the following terms and provisions (the "Torque Loan"):

5.1.1          All principal outstanding under the Torque Loan from time to time shall bear interest at two percent (2%) per annum until paid.

5.1.2          The Torque Loan shall be payable (with interest as aforesaid) in quarterly installments to the extent that the Company has cash available to apply to such Torque Loan at the end of each quarter. All such payments will be applied first towards the accrued and unpaid interest and then to the outstanding principal of the Torque Loan.

5.1.3          The entire unpaid principal and interest outstanding under the Torque Loan shall be due and payable on the first to occur of (i) the closing of the sale of the Company's assets following delivery of an Activating Notice in accordance with the provisions of Section 9.3.1; and (iii) the date of the dissolution of the Company pursuant the provisions of Section 10.1.

5.1.4          While any principal or interest on the Torque Loan remains unpaid and outstanding, no distribution shall be made to the Members pursuant to Section 7.1 or otherwise.

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5.1.5            The Company may borrow, repay and re-borrow pursuant to the Torque Loan, and Torque shall advance to the Company pursuant to the Torque Loan, amounts not to exceed, in total, up to the maximum principal sum of $300,000.

5.2               Promissory Note. Upon request of Torque, the Company shall execute and deliver to Torque a promissory note in a form reasonably approved by Torque to evidence the Company's obligation to pay the Torque Loan in accordance with the payment terms described in Section 5.1.

ARTICLE 6

GOVERNANCE

6.1               Board. The Members shall appoint representatives to serve on a governing board (the "Board") who will have the power and authority to manage and direct the business and affairs of the Company under and pursuant to the terms and conditions of this Agreement. The Members will appoint the Board as provided in Section 6.1.1. Except as otherwise expressly provided in this Agreement, the Members in their capacity as such will not participate in the control of the Company and will have no right, power or authority to act for or on behalf of or otherwise bind, the Company. Except as expressly provided in this Agreement, Members in their capacity as such will have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business.

6.1.1          Board Composition. The Board will be composed of three (3) representatives (each, a "Director"), two of whom will be appointed by Torque and one of whom will be appointed by Zero Day.

6.1.2	Appointment of Initial Directors. The initial Directors will be as follows:

(a)	David Lovatt, a Torque designee;

(b)	Leonard K. Armenta Jr., a Torque designee; and

(c)	Michael Bischoff, the Zero Day designee.

Each Director will serve on the Board until such time as he or she resigns, retires, becomes incapacitated, is disqualified, dies or is removed in accordance with the terms of this Agreement. Upon the resignation, retirement, incapacitation, disqualification, death or removal of any Director, the Member or Members who appointed such Director will designate a replacement Director by written notice to the other Members, unless such Member is a Defaulting Member in Section 5.2. Directors may be immediately removed and replaced with or without cause at any time by the Member or Members that appointed such Director.

6.1.3          Board Meetings; Emergency Meetings. Meetings of the Board may be called by any Director. All meetings will be held upon at least ten (10) Business Days actual notice by the Director calling the meeting to the other Directors; provided, however, that a Director may call an emergency meeting of the Board upon twenty-four (24) hours actual notice delivered personally or by telephone, electronic mail or facsimile to the other Directors if such Director believes in good faith that such an emergency meeting is necessary to preserve the imminent loss of a Company right or to avoid an imminent Company liability or imminent adverse consequence to the Company. For purposes of this Section 6.1.3, "actual notice" to a Director will be conclusively evidenced by confirmation from such Director of receipt of such notice by electronic mail, telephone or facsimile, or by a written confirmation of delivery to such Director by mail or in person by the applicable delivery service. A notice of a meeting must specify the purpose of any meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice to such Director (before its commencement). All such waivers, consents and approvals will be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place that has been designated in the notice of the meeting or at such place as may be approved by the Board as long as attendance is permitted by any Director via conference telephone or similar communications equipment sufficient to allow Directors participating remotely to hear and be heard by the other Directors. Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting.

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6.1.4          Quorum. A quorum for the transaction of business at any meeting of the Board shall require the presence, participation, consent or ratification of two (2) of the Directors.

6.1.5          Board Written Consent. Any action required or permitted to be taken by the Board may be taken by the Board without a meeting, if the number of Directors that would be required to approve such action at a meeting of the Directors at which all Directors are in attendance consent in writing to the taking of such action. Any such action taken by written consent will have the same force and effect as a vote of the Directors held as a meeting; provided, however, if such written consent is taken by less than unanimous written consent, it will not become effective until two (2) Business Days after the date that a copy of such written consent is provided to those Directors that did not sign it.

6.1.6          Scope of Responsibility. The Board will have full, exclusive and complete control and responsibility for the Company's business activities subject to, and in accordance with, this Agreement. The Board may establish committees as it sees fit and delegate to such committees or to any officers such power and authority as the Board determines is appropriate, subject to, and in accordance with, this Agreement. Any committee or officer acting within the scope of its delegated authority will have the power and authority of the Board.

6.1.7          Majority Consent. All decisions of the Board will be made by a simple majority vote of the Directors, except as provided in Section 6.1.8.

6.1.8          Unanimous Consent. Notwithstanding the provisions of Section 6.1.7, approval of all of the Directors will be required for the Company to engage in any of the following acts or transactions:

(a)                approval, adoption or modification of the Annual Budget or any other operating plan or capital expenditures budget;

(b)                entering into or terminating any of the Company's organizational or corporate governance documents, or amending or waiving any material provisions thereof;

(c)                approving any material transaction (including any loans) between the Company, on the one hand, and either or any related party or affiliate of a Member, as applicable, on the other hand, excluding the Torque Loan;

(d)                except as approved as part of the Annual Budget, authorizing capital expenditures, singularly or in aggregate, which exceed $50,000;

(e)                except as approved as part of the Annual Budget, approval of any acquisition or disposition of assets by the Company for an aggregate consideration in excess of $50,000;

(f)                 except as approved as part of the Annual Budget, approval of any arrangement relating to the creation of indebtedness of the Company other than the Torque Loan;

(g)                except for the sublease of the Company Manufacturing Space or as approved as part of the Annual Budget, approval of any leasehold commitment of the Company involving consideration or creation of a liability, contingent or otherwise, in excess of $50,000;

(h)                the establishment, approval or material modification of any benefit and incentive plans designed specifically for employees of the Company;

(i)                 the establishment and modification of accounting methods, practices, procedures and policies of the Company;

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(j)                 the appointment or dismissal of the Company's independent accountant;

(k)                the Company's guarantee of the payment of any money, or debt of another person or entity, or guarantee of the performance of any other obligation of another person or entity;

(l)                 the Company's initiation or settlement of any lawsuit, administrative proceeding, or other legal or arbitral claim exceeding an amount to be agreed upon by the Members;

(m)               the voluntary liquidation, dissolution, or winding up of the Company;

(n)                the merger or consolidation of the Company with one or more companies to form a new company;

(o)                any change in the capital structure of the Company or the issuance of any equity interests of the Company;

(p)                the Company's execution of any material contract, lease, or other agreement outside the ordinary course of business;

(q)                the delegation by the Board of any of its powers to any person other than delegation to officers of the Company with respect to the management of the day-to-day affairs of the Company in the ordinary course of business;

(r)                 the Company's purchase or other acquisition of any equity or debt securities of another Person;

(s)                 unless as approved as part of the Annual Budget, any services or personnel to be provided to the Company by either Member in excess of $50,000;

(t)                 changing the location of the principal office of the Company; and

(u)                any other material action or decision outside the ordinary course of business of the Company.

6.1.9          No Director Compensation. No Director will be entitled to receive any fees or other compensation for his or her services on the Board (excluding reimbursement of reasonable out-of-pocket expenses incurred in connection with service as a Director).

6.2	Officers.

6.2.1          The Board may appoint officers of the Company at any time, and the officers may include a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a treasurer, one or more assistant treasurers, a chief operating officer, and any other officers that the Board deems appropriate. Such officers will serve at the pleasure of the Board and, except as otherwise provided in any applicable employment arrangements, not receive any compensation from the Company for services rendered in such capacities unless the Board determines otherwise. Any individual may hold any number of offices. The officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Board. The initial officers of the Company are as follows: David Lovatt, chief financial officer; Leonard K. Armenta Jr., chief executive officer; and Michael Bischoff, chief operating officer.

6.2.2          Subject to this Agreement and to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board. Any officer may resign at any time by giving written notice to the Board. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, retirement, incapacitation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

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6.3               Unanimous Consent of Members. Regardless of anything to the contrary in this Agreement, the Company may take any action which otherwise requires the approval of the Board or the officers of the Company under this Agreement if such action has been approved by the unanimous written consent of the Members.

6.4               Budgets. On or prior to November 1st of each Fiscal Year, the President of the Company shall, prepare and submit for approval by the Board a proposed business plan setting forth strategic plans and an annual budget (listing anticipated income, expenses, capital expenditures and financing needs) for the future operation and management of the Company (the "Annual Budget") covering the upcoming Fiscal Year. Each Annual Budget (a) shall be prepared by the officers of the Company with the intent to maximize the Company's net income during such Fiscal Year and (b) shall be subject to review, comment, change and approval by the Board. In addition, the President of the Company shall prepare and provide to the Board annual, quarterly and monthly reports showing actual results and updated forecasts in comparison to the corresponding information in the Company's then current Annual Budget in accordance with Torque's budgeting policies and procedures, as in effect from time to time, and provide such other financial information, including individual budgets for upcoming events, as the Board may reasonably require from time to time, each of which shall be in such form, and include such information, as may be required, from time to time, by the Board.

ARTICLE 7

DISTRIBUTIONS, TAX MATTERS, AND ALLOCATIONS

7.1	Distributions.

7.1.1          Regular Distributions. Subject to the provisions of Section 10.3, Excess Cash (if any) shall be distributed to the Members at least once each calendar quarter in proportion to their Percentage Interests.

7.1.2          Tax Distributions. If the aggregate amount of distributions made to any Member in accordance with the provisions and requirements of Section 7.1.1 with respect to any Fiscal Year should be less than such Member's Minimum Tax Amount with respect to such Fiscal Year, then, to the extent that the Company has Excess Cash, a distribution will be made pursuant to this Section 7.1.2 to such Member within 90 days after the end of such Fiscal Year in the amount of such shortfall. For the limited purposes of this Section 7.1.2, distributions made pursuant to Section 7.1.1 shall be deemed to have been made "with respect to a Fiscal Year" if such distribution is made during the final nine (9) months of such Fiscal Year or during the first three (3) months of the immediately succeeding Fiscal Year. The Company shall never be required to borrow funds or sell assets to make a distribution required pursuant to this Section 7.1.2. Any tax distributions pursuant to this Section 7.1.2 shall be treated as an advance on the Member's rights to future distributions under Section 7.1.1, and shall reduce the amount of such distributions on a dollar-for-dollar basis.

7.2               Distributions in Kind. No right is given to any Member to receive property other than cash as provided in this Agreement. The Company shall not make distributions of assets in kind except in connection with the liquidation of the Company. In such event, the Board may cause the Company to make distributions of Company assets in kind; provided that any such in-kind distributions shall be valued at their fair market value as of the date of distribution and shall be made in such a fashion as to ensure that (a) the fair market value thereof is distributed and allocated in accordance with Section 7.1 and (b) either (i) each Member receives its proportionate share of such in-kind distributions or (ii) if one or more Members receives an in-kind distribution of Company assets (as determined by the Board), each other Member not receiving such Company assets shall receive its proportionate distribution in cash or in other Company assets (as determined by the Board).

7.3               Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make any distributions in violation of the Act or other applicable law.

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7.4               Allocations of Net Income and Net Losses. Subject to the provisions of Exhibit A hereto, for purposes of adjusting the Capital Accounts of the Members, Net Income, Net Losses and any other items of income, gain, loss, deduction and credit of the Company, for any Fiscal Year or other period shall be allocated among the Members in the following manner:

7.4.1            Net Income or Net Loss of the Company for any relevant period shall be allocated to the Capital Accounts of the Members so as to ensure, to the extent possible, that the Capital Accounts of the Members as of the end of such period, as increased by the Members' shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain not otherwise required to be taken into account in such period, are equal to the aggregate distributions that Members would be entitled to receive if all of the assets of the Company were sold for their Gross Asset Values, the liabilities of the Company were paid in full (except that Nonrecourse Liabilities shall be paid only to the extent that, with respect to each asset subject to a Nonrecourse Liability, the Nonrecourse Liability does not exceed the Gross Asset Value), and the remaining proceeds were distributed as of the end of such fiscal period in accordance with the order and priority set forth in Section 10.3. The allocations made pursuant to this Section 7.4.1 are intended to comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder and, in particular, to reflect the Members' Economic Interests in the Company as set forth in Section 7.1, and this Section 7.4.1 shall be interpreted in a manner consistent with such intention.

7.4.2          In the event that the allocation of Net Loss pursuant to Section 7.4.1 would result in a Member having an Adjusted Capital Account Deficit at the end of any Fiscal Year, and at such time there are Members who will not, as a result of such allocation, have an Adjusted Capital Account Deficit, then all Net Losses in excess of the amount which can be allocated until the foregoing circumstance occurs shall be allocated among the Members who do not have Adjusted Capital Account Deficits on a proportionate basis according to their Percentage Interests until each such Member would similarly be caused to have an Adjusted Capital Account Deficit. At such time as a further allocation of Net Losses cannot be made without causing some Member to have an Adjusted Capital Account Deficit, then all remaining Net Losses for such Fiscal Year shall be allocated to the Members in accordance with their respective Percentage Interests.

7.5	Certain Tax Matters for the Company.

7.5.1          New Partnership Audit Procedures. For each taxable year of the Company beginning after December 31, 2017, the Company shall designate, pursuant to Regulations Section 301.6223-1 (and any successor Regulations and other applicable guidance), on its United States federal income tax return for each such taxable year of the Company, the Tax Matters Member as the "partnership representative" for the Company, and any individual selected by the Tax Matters Member as the "designated individual" for the Tax Matters Member and the Company, for purposes of the laws and procedures set forth in Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and including any successor statutes thereto or Regulations promulgated or official guidance issued thereunder (the "New Partnership Audit Procedures") and shall make such corresponding designations under any corresponding provisions of applicable foreign, state, or local tax law. The Tax Matters Member, in its capacity as the "partnership representative," shall (a) determine all matters with respect to any examination of the Company by any taxing authority (including, without limitation, the allocation of any resulting taxes, penalties and interest among the Members and whether to make an election under Section 6226 of the Code (and any similar provision under applicable foreign, state, or local tax law) with respect to any audit or other examination of the Company) and, (b) notwithstanding anything herein to the contrary, make such elections as it deems appropriate pursuant to the provisions of the New Partnership Audit Procedures.

7.5.2	Obligations of Members.

(a)                Generally. Each Member and former Member agrees to, and to cause its direct and indirect owners to, cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably requested by the Tax Matters Member with respect to the conduct of any tax proceedings, in each case regardless whether then a Member or after ceasing to be a Member. Any deficiency for taxes imposed on any Member or former Member or its direct or indirect owners (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member or former Member or its direct or indirect owners as applicable, and if required to be paid (and actually paid) by the Company, such Member or former Member shall indemnify the Company for such amounts within thirty (30) days of such payment by the Company, in each case regardless of whether then a Member or after ceasing to be a Member.

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(b)                New Partnership Audit Procedures. At the request of the Tax Matters Member, in connection with an adjustment of any item of income, gain, loss, deduction, or credit of the Company or any subsidiary entity in which the Company has an interest, directly or indirectly, each Member and former Member shall, and shall cause its direct and indirect owners, as applicable, to, promptly file one or more amended tax returns in the manner contemplated by Section 6225(c) of the Code (and any Regulations or official guidance relating thereto, and, if applicable, any corresponding or similar provisions under state or local law) and pay any tax due with respect to such returns. If the Tax Matters Member makes an election for the Company pursuant to Section 6226 of the Code with respect to an imputed underpayment, each Member and former Member shall, and shall cause its direct and indirect owners, as applicable, to, comply with the requirements under such section (and any Regulations or official guidance relating thereto). At the request of the Tax Matters Member, each Member and former Member shall, and shall cause its direct and indirect owners, as applicable, to, provide the Tax Matters Member and the Company with any information available to such Member or former Member (or its direct or indirect owners or representatives) and with such representations, certificates, or forms relating to such Member or former Member (or its direct or indirect owners or representatives) and any other documentation, in each case, that the Tax Matters Member determines, in its reasonable discretion, are necessary to modify an imputed underpayment under Section 6225(c) of the Code or the Regulations or other official guidance thereunder. In the event that any imputed underpayment is paid or payable by the Company under Section 6225(a)(1) of the Code, each Member and former Member shall indemnify the Company in an amount equal to such Member's or former Member's share (as determined by the Tax Matters Member, with the advice of the Company's tax counsel) of the imputed underpayment and any associated interest and penalties) paid or payable by the Company; provided, however, that the Tax Matters Member may determine, in its discretion, to allocate the burden of such amount to such Member without requiring payment by such Member to the Company.

(c)	Survival of Obligations. Each Member's obligations to comply with the requirements of this Section

7.5  shall survive the Member's transfer of all or any portion of its interest in the Company, otherwise ceasing to be a Member and/or the termination, dissolution, liquidation and winding up of the Company, to the extent applicable.

7.6               Section 754 Election. To the extent not already in place, the Tax Matters Member, at the discretion of Torque, will cause the Company to make a timely and effective election under Code Section 754 (and any equivalent election for applicable state and local income tax purposes) for any tax period of the Company and for the Asset Acquisition.

7.7               Safe Harbor. Each Member authorizes the Tax Matters Member to elect to apply the safe harbor set forth in proposed Treasury Regulation Section 1.83-3(l) (under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest) if such proposed Treasury Regulation or a similar Treasury Regulation becomes a Treasury Regulation. If the Tax Matters Member determines, upon advice of counsel experienced in income tax matters, that the Company should make such election, the Members hereby authorize the Board to amend this Agreement to provide that (a) the Company is authorized and directed to elect the safe harbor, (b) the Company and each of its Members (including any person to whom a membership interest is transferred in connection with the performance of services) agree to comply with all requirements of the safe harbor with respect to all interests transferred in connection with the performance of services while such election remains in effect, and (c) the Company and each of its Members agree to take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Treasury Regulations for such election to be effective. The Members authorize the Board to amend this Agreement to modify Article 7 and/or Exhibit A hereto to the extent the Board determines in its discretion that such modification is necessary or desirable as a result of the issuance of Treasury Regulations relating to the tax treatment of the transfer of an interest in connection with the performance of services, so long as such amendment does not adversely affect the economic interest of any Member.

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7.8               Withholding. The Company may withhold distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Article 7 shall be treated as having been distributed to such Member and, to the extent such amounts required to be withheld exceed the amounts otherwise currently distributable to such Member, as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions. Each Member will furnish the Company with such information as may reasonably be requested by the Company from time to time to determine whether withholding is required, and each Member will promptly notify the Company if such Member determines at any time that it is subject to withholding.

ARTICLE 8

EXCULPATION AND INDEMNIFICATION; OTHER MATTERS

8.1               Performance of Duties; Liability of Members. Except as provided in this Agreement or in a separate written agreement, the Members will not be liable to the Company or to any other Member for any loss or damage sustained by the Company or a Member, unless the loss or damage is the result of breach or actually proven fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by such Member. Except as provided in this Agreement, and other than the duty of good faith and fair dealing imposed at common law on the performance of the express contractual obligations and liabilities undertaken by the Members pursuant to the terms of this Agreement, all express or implied duties of the Members, including any duty of loyalty, duty of care or other fiduciary duty that may be imposed on a Member pursuant to the Act, any common law principle or otherwise, is hereby eliminated.

8.2               Duties of Directors. Each Director is a representative and agent of the Member or the Members (as to each Director, the "Appointing Member") who appointed him or her to serve on the Board, and, therefore, owes a duty of loyalty and a duty of care only to such Appointing Member. The Directors do not owe an independent duty of loyalty, duty of care or other fiduciary duty to the Company or to the other Member or Members that did not appoint him or her to serve on the Board, and any such duty that may be imposed on a Director pursuant to the Act, any common law principle or otherwise, is hereby eliminated. The provisions of this Section 8.2 are not intended to limit, lessen or eliminate any of the express contractual obligations and liabilities undertaken by the Members pursuant to the terms of this Agreement.

8.3               Exculpation and Indemnification. The Company will indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was a Member, Director, manager, officer, employee or other agent of the Company or that, being or having been such a Member, Director, manager, officer, employee or agent, such Person is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "Agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit, except in the case of such Person's actually proven fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law. Notwithstanding the foregoing, no Person shall be entitled to any indemnification hereunder in respect of any such proceeding claiming breach by such Person of its obligations under this Agreement. The Company shall pay for or reimburse the reasonable expenses incurred by an Agent who is a party to a proceeding by virtue of his or her service as an Agent, in advance of a final disposition of the proceeding if such Agent submits to the Board a written request that includes an undertaking to refund such advanced amounts in the event such Agent is finally determined not to be entitled to indemnification hereunder, together with such security therefor as the Board may reasonably require. If a claim for indemnification or advancement of expenses hereunder is not paid in full within ninety (90) days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall, to the extent such claimant is successful in such action, and to the extent not prohibited by applicable law, indemnify such claimant against any and all expenses that are incurred thereby in connection with such adjudication. The Board will be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Board deems appropriate in its business judgment. The indemnification rights set forth herein will be in addition to, and will not be exclusive of, any other rights to which such Person may be entitled by contract or otherwise under applicable law.

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8.4               Insurance of Company's Agents. The Company will purchase and maintain insurance on behalf of Directors and officers of the Company against any liability asserted against such Persons and incurred by such Persons in their respective capacity as an Agent of the Company, or arising out of such Person's status as an Agent of the Company, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 8.3 or under applicable law. The cost of any insurance required to be maintained pursuant to this Section 8.4 shall be included in the Annual Budget.

8.5	Additional Provisions.

8.5.1          Any indemnification provided for in this Article 8 shall be satisfied solely out of the Company's assets. No Member or its Affiliates shall be subject to personal liability by reason of the indemnification provisions in this Article 8.

8.5.2          No indemnitee shall be denied indemnification in whole or in part under this Article 8 by reason of the fact that the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

8.5.3          The provisions of this Article 8 are for the benefit of the indemnitees only and shall not be deemed to create any rights for the benefit of any other Person. In no event shall any indemnitee be entitled to double recovery for any liability indemnified by the Company pursuant to this Article 8.

8.5.4          If any indemnitee believes that it has a claim for indemnification under this Article 8 (a "Claim"), such indemnitee shall so notify the Company, promptly in writing describing such Claim, the amount thereof, if known, and the method of computation of such Claim, all with reasonable particularity.

8.6               Company Actions. If there is any material breach or default, or any material dispute concerning the existence of any material breach or default, under any material agreement between the Company and Torque (or its Affiliates), and the Company fails to pursue any remedies therefor in a timely fashion, then any decisions and actions regarding the Company's enforcement of any such agreement between the Company and Torque (or its Affiliates) shall be thereafter determined by the Zero Day appointed Director without involvement of any Torque Director designees.

ARTICLE 9

TRANSFER OF INTERESTS

9.1	Voluntary Transfers.

9.1.1            Except as otherwise permitted or contemplated by the provisions of this Agreement, without the prior written unanimous consent of the Board, all Voluntary Transfers of Units are forbidden and, if attempted, shall be void ab initio. The Company shall not have any obligation to respect or honor any attempted Voluntary Transfer of Units and may continue to treat the ownership of such Units that is the subject of such Voluntary Transfer in the same manner as before the attempted Voluntary Transfer.

9.1.2            If, notwithstanding the provisions of Section 9.1.1, the Company should ever be required to recognize a Voluntary Transfer or attempted Voluntary Transfer of Units on its books and records, then the transferee of such Units shall (a) be an assignee of only an Economic Interest and (b) not have the right to become a substitute Member unless the holders of all of the Units consent (excluding any Units assigned in such Voluntary Transfer or attempted Voluntary Transfer).

9.2               Involuntary Transfers. Involuntary Transfers of Units Interests shall be permitted; provided, however, the transferee of such Units shall (a) be an assignee of Units with only Economic Interests, (b) not have the right to become a substitute Member unless the holders of a majority of the outstanding Units consent (excluding any Units assigned to such transferee in the Involuntary Transfer) and (c) not have any right to exercise the voting rights (if any) or Director designation rights (if any) with respect to such Units.

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9.3               Buy-Sell Option. The Members recognize that, due to the small number of Members of the LLC and the restriction on transferability of Units, irreconcilable differences may arise in the future that might jeopardize the efficient operation of the Company and its business. The Members desire to incorporate in this Agreement the following procedures to enable an equitable severing of their business relationship in the event such irreconcilable differences should arise:

9.3.1            A Member may, at any time after the first anniversary of the Effective Date and without giving any reason, activate the procedure outlined in this Section 9.3 by serving written notice (an "Activating Notice") upon the other Member. An Activating Notice shall expressly state the intention of such Member to activate and take advantage of the provisions of this Section 9.3. For the purposes of this provision, the Member serving an Activating Notice shall be referred to as the "Activating Member", and the Member receiving an Activating Notice shall be referred to as the "Receiving Member".

9.3.2            To be validly given, an Activating Notice must designate a value of the Company (the "Designated Enterprise Value").

9.3.3            Within thirty (30) days following receipt of an Activating Notice, the Receiving Member shall be required to provide notice ("Electing Notice") to the Activating Member electing to either:

(a)	Purchase the assets of the Company in accordance with the remaining provisions of this Section 9.3 using the Designated Enterprise Value as the purchase price for the assets of the Company; or

(b)                    Approve the Company's sale of all of its assets in accordance with the remaining provisions of this Agreement to the Activating Member using the Designated Enterprise Value as the purchase price for the assets of the Company.

If the Receiving Member fails to provide an Electing Notice within thirty (30) days following receipt of an Activating Notice, then the Receiving Member shall be deemed to have elected to approve the Company's sale of all of its assets to the Activating Member in accordance with the remaining provisions of this Section 9.3 using the Designated Enterprise Value as the purchase price for the assets of the Company. The Member that is required to purchase the assets of the Company in accordance with the provisions of this Section 9.3.3 shall be herein called the "Purchasing Member" and the other Member shall be herein called the "Selling Member".

9.3.4          The closing of the purchase of the assets of the Company shall be completed at a mutually agreed upon time and place no later than sixty (60) days following the delivery of an Activating Notice. At such closing, the following shall be done:

(a)                  The Purchasing Member shall (i) pay to the Company, in immediately available funds, an amount equal to the Designated Enterprise Value less the Purchasing Member's estimate of the amount that the Purchasing Member will receive as a distribution following the completion of the dissolution, liquidation and termination of the Company as referenced in Section 9.3.5 (with such estimate to be subject to the reasonable approval of the Selling Member) (the "Estimated Distribution Amount") and (ii) deliver to the Company a promissory note in a form approved by the Selling Member that will bear interest at the then effective short-term Applicable Federal Rate (as published monthly by the Internal Revenue Service for purposes of Section 1288(b) of the Code) per annum, be in the principal amount of the Estimated Distribution Amount and be payable upon the date that the final liquidating distribution by the Company is made. The Purchasing Member may offset against its payment obligation pursuant to such promissory note an amount equal to the actual amount of the final liquidating distribution to which the Purchasing Member is entitled.

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(b)                  The Company shall be required to assign, transfer and deliver to the Purchasing Member all of the assets of the Company, other than the current assets (as defined by Generally Accepted Accounting Principles) of the Company, free and clear of all liabilities, indebtedness, liens, claims and liabilities (other than Post-Closing Contract Liabilities), and the Purchasing Member shall assume liability for the Post- Closing Contract Liabilities (but no other liabilities of the Company). As used herein, "Post-Closing Contract Liabilities" shall mean those liabilities of the Company to fulfill and perform its obligations under its contracts then in effect and that were entered into with the approval of the Board but only to the extent that such obligations accrue and are payable after the closing of the purchase of the assets of the Company by the Purchasing Member and are not the result of any default by the Company prior to such closing).

(c)                The Selling Member shall be required to execute and deliver, in a form and content reasonably approved by the Purchasing Member, an agreement in which the Selling Member agrees that, for a period of two (2) years following such closing, it will not, and shall ensure that its respective Affiliates do not, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, manager, employee, consultant, agent, independent contractor or equity interest holder of, or lender to, any Person,

(i)                 recruit, solicit or otherwise attempt to employ or retain any of the Company's employees hired by the Purchasing Member as of such closing, or induce or attempt to induce any such employees to leave the employment of the Purchasing Member, except pursuant to a general solicitation which is not directed specifically to any such employees; or

(ii)               encourage, solicit, or induce any of the customers of the Company as of such closing to cease doing business with, or reduce the amount of business activities engaged in with, the Purchasing Member after such closing.

9.3.5            Following completion of the closing of the purchase of the assets of the Company pursuant to Section 9.3.4 by the Purchasing Member, the Company shall be promptly thereafter dissolved, its assets will be disposed of, and its affairs wound up upon in accordance with theh provisions of Article 10.

9.4               Prohibitions on Transfer. Notwithstanding any contrary provision in this Agreement, any otherwise permitted transfer to any Person shall be null and void if such Transfer would cause the Company to cease to comply with at least one safe harbor under Treasury Regulations Section 1.7704-1.

ARTICLE 10

DISSOLUTION AND WINDING UP

10.1           Dissolution. The Company will be dissolved, its assets will be disposed of, and its affairs wound up upon, and only upon, the first to occur of the following:

10.1.1	the entry of a decree of judicial dissolution pursuant to the Act;

10.1.2	the approval of the Directors in accordance with and pursuant to the provisions of Section 6.1.8(m);

10.1.3	the unanimous vote of the Members;

10.1.4      the sale or liquidation of all or substantially all of the assets of the Company conducted in accordance with the terms hereof or any similar transaction with similar effect, including a sale of the Company's assets following delivery of an Activation Notice pursuant to Section 9.3; or

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10.1.5      the happening of any other event that makes it unlawful or impossible to carry on the business of the Company.

The parties hereto hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets. To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 10.1 shall be a dissolution in contravention of this Agreement. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 10.3 and its existence has been terminated as provided in Section 10.4. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

10.2           Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Board or a Person designated thereby will be responsible for overseeing the winding up and liquidation of the Company, will take full account of the liabilities of the Company and its assets, will either cause its assets to be sold or distributed and if sold as promptly as is consistent with obtaining the fair market value thereof, will cause the proceeds therefrom to be applied and distributed as provided in Section 10.3 to the extent sufficient for such purpose. The Person(s) winding up the affairs of the Company will give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Person(s) winding up the affairs of the Company will be entitled to reasonable compensation for such services.

10.3           Payment of Liabilities and Liquidating Distributions Upon Dissolution. After determining that all known debts and liabilities of the Company, including any debts and liabilities to Members who are creditors of the Company, and expenses of liquidation have been paid or adequately provided for in the process of winding up the Company, the remaining assets will be distributed to the Members in accordance with Section 7.1.1; provided, however, amounts that would otherwise be distributed to a Defaulting Member for whom any Curative Advance is outstanding shall not receive any such distributions until the entirety of the Curative Advance, with interest accrued thereon, has been repaid in full out of the share of such distributions to which such Defaulting Member would otherwise be entitled. If, at the time of any such liquidating distribution, the Company is a party to any contract pursuant to which the Company may in the future receive profits (or be obligated to fund any losses), the Members will enter into appropriate arrangements to ensure that any such profits or losses are paid to (or borne by) the Members in accordance with Section 7.1.1.

10.4           Notice of Dissolution and Articles of Termination. The Board will cause to be filed in the office of, and on a form prescribed by, the Texas Secretary of State, a Certificate of Cancellation upon the completion of the winding up of the affairs of the Company.

10.5           Rights of Members. Except as otherwise provided in this Agreement, (a) each Member will look solely to the assets of the Company for the return of its Capital Contributions and (b) no Member will have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

ARTICLE 11

ACCOUNTING, RECORDS AND REPORTING

11.1           Deposits. All funds of the Company will be deposited for the credit of the Company into one or more accounts with such banks or other depositories as the Board may select from time to time.

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11.2           Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company will be signed by such officers as may be authorized to do so from time to time by the Board.

11.3           Books and Records. The books and records of the Company will reflect all the Company transactions and will be kept in such manner as is appropriate and adequate for the Company's business. The Company will maintain the Company's books and records at its principal office.

11.4           Financial Reporting. The Company shall prepare annual, quarterly and monthly reports showing actual results and updated forecasts and provide such other financial information as the Board may reasonably require from time to time.

11.5           Right of Inspection. Any Member who owns 10% or more of the issued and outstanding Units will have the right, at any reasonable time, to (a) examine the Company's properties, offices, plants and other facilities, (b) examine the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, reports of operations, reports of adverse developments, and to permit each Member and his, her or its representatives to examine such documents and make copies thereof, and (c) discuss the affairs, finances and accounts of the Company with their officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Member and his, her or its representatives such affairs, finances and accounts).

ARTICLE 12

MISCELLANEOUS

12.1           Complete Agreement. This Agreement will constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, this Agreement will, to the extent permitted by the Act, control.

12.2           Pronouns; Statutory References. All pronouns and all variations thereof will be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

12.3           References to this Agreement. Numbered articles and sections herein contained refer to articles and sections of this Agreement unless otherwise expressly stated.

12.4           Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Texas.

12.5           Consent to Jurisdiction. With respect to matters relating to Section 12.20, each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts located in Houston, Texas, to the extent such courts have subject matter jurisdiction, or of the federal court of the United States of America sitting in Houston, Texas and any appellate court thereof (collectively, the "Applicable Courts"), in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in an Applicable Court; (b) agrees that any claim in respect of any such action or proceeding may, to the extent permitted by law, be heard and determined in such an Applicable Court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any Applicable Court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in Applicable Court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.13.

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12.6           Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7           Arbitration. The parties hereto agree that they will resolve any and all disputes arising out of or relating to this Agreement (other than those relating to Section 12.20) through a binding arbitration proceeding (the "Arbitration") to be held in Houston, Texas, administered by the Judicial Arbitration and Mediation Services (or its successor, "JAMS"), pursuant to its then-pending Comprehensive Arbitration Rules and Procedures (the "JAMS Rules and Procedures"). Any party may send another party written notice identifying the dispute and invoking the procedures of this Section 12.7 (the "Dispute Notice"). Within fourteen (14) days from delivery of the Dispute Notice, the parties will make a written application to JAMS, in Houston, Texas for the appointment of a single impartial third-party arbitrator (the "Arbitrator") to resolve the dispute. The parties will use commercially reasonable efforts and will work in good faith to identify and agree upon an Arbitrator with significant experience in the types of transactions contemplated by this Agreement, either as a practitioner or as a neutral arbitrator; provided, however, if the parties fail to mutually select an Arbitrator, the JAMS Rules and Procedures will govern the Arbitrator selection, which will be completed within thirty (30) days of the written application to JAMS. The Arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except upon the consent of the parties. The Arbitrator shall apply the substantive laws of the State of Texas when resolving any dispute, without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction. Notwithstanding anything to the contrary in the JAMS Rules and Procedures, the parties and the Arbitrator shall maintain the confidentiality of the Arbitration award (the "Award"). The parties hereto further agree that they will not initiate any proceeding in which they will challenge the Award, except under the specific grounds set forth in 9 U.S.C. 19(a). The prevailing party, as determined by the Arbitrator, shall in addition be awarded by the Arbitrator its reasonable out-of-pocket expenses, attorneys' fees and costs incurred therein or in the enforcement or collection of any Award. The non-prevailing party, as determined by the Arbitrator, shall pay, at its sole expense, the Arbitrator's fees, costs and expenses. Any Action brought for the purpose of confirming, challenging or vacating any Award and entering judgment thereon, shall be brought in an Applicable Court.

12.8           Successors. This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.9           Amendments. All amendments to this Agreement or the Certificate will be in writing and will not be effective unless approved by all Members.

12.10        Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are incorporated and will be treated as if set forth herein.

12.11        Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof will be declared invalid or unenforceable, the remaining provisions will remain in full force and effect and will be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

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12.12        Additional Documents and Acts. Each Member agrees to cooperate with the other Members, to execute and deliver such additional documents and instruments, to give such further written assurances and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

12.13        Notices. All notices or elections required or permitted hereunder will be in writing and will be delivered in person, by electronic mail or equivalent form of written telecommunication (with confirmation of delivery), or sent by certified or registered mail via the U.S. Postal service, return receipt requested, postage prepaid or by Federal Express, DHL or UPS, to the address for each party set forth on Schedule

12.13  or such other address as any party may designate in a written notice served upon the other parties in the manner provided for herein. All notices required or permitted hereunder will be deemed duly given and received (i) on the date received, if personally delivered or sent by electronic mail, (ii) two (2) Business Days after being sent by Federal Express, DHL or UPS and (iii) five (5) Business Days after deposit with the U.S. Postal Service, if sent by registered or certified mail.

12.14        Multiple Counterparts and Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Delivery of signed copies hereof by facsimile, PDF or other electronic format shall be deemed to be effective delivery of an original counterpart.

12.15        Costs. Except as provided in the remaining provisions of this Section 12.15, each party will be solely responsible for and bear all of its respective expenses, including, without limitation, expenses of lenders, legal counsel, consultants, accountants and other advisors, incurred at any time in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Torque agrees to pay 50% of the legal fees incurred by Zero Day in connection with the drafting and negotiation of this Agreement ("Torque Legal Cost Obligation"). Torque will pay on the Effective Date to Zero Day a non- refundable payment of $20,000 ("Legal Expense Payment") to be used and applied by Zero Day toward the Torque Legal Cost Obligation. If the Legal Expense Payment exceeds the total amount of the Torque Legal Cost Obligation, the excess shall be paid by Zero Day to the Company as a Torque capital contribution. If the Torque Legal Cost Obligation exceeds the Legal Expense Payment, Torque will pay such excess to Zero Day upon demand by Zero Day.

12.16        Publicity. No Member nor the Company nor any of their respective Affiliates will issue any press releases, announcements or similar public statements concerning the Company without the approval of the Board; provided, however, each Member may make any disclosures required by applicable law or the rules of any securities exchange to which it or any parent company may be subject. Nothing in this paragraph shall prohibit either Member or the Company from advertising artists, acts or events in connection with normal business operations.

12.17        Confidentiality. Each Member agrees that such Member shall keep confidential, and shall not disclose to any Third Party or use for its own benefit, without the consent of the Company, any non-public information with respect to the Company (including any Person in which the Company holds, or contemplates acquiring, an investment) that is in such Member's possession on the Effective Date or thereafter disclosed to such Member by or on behalf of the Company; provided, that a Member may (subject to any other confidentiality agreements or arrangements agreed to by such Member with the Company or any of its Affiliates) disclose any such information (a) as has become generally available to the public other than by virtue of a breach of any obligation of confidentiality owed to the Company by such Member or its Affiliates, (b) to its owners, employees and professional advisers who need to know such information and agree to keep it confidential, (c) to the extent required in order to comply with reporting obligations to its investors who have agreed to keep such information confidential, and (d) to the extent necessary in order to comply with any law, rules, order, regulation, stock exchange rules or ruling applicable to such Member or as may be required in response to any summons or subpoena or in connection with any litigation; provided, that, in the case of clause (d), (i) the Member shall, to the extent legally permitted, give the Company notice of such request and shall cooperate with the Company at the Company's request so that the Company may, in its discretion and at its cost and expense, seek a protective order or other appropriate remedy, if available, and (ii) in the event that such protective order is not obtained (or sought by the Company after notice), the Member (x) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (y) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information. Nothing in this Agreement shall be construed to give any employee of any Member any right to receive confidential information or financial information regarding the Company.

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12.18	Representations and Warranties.

12.18.1  Each Member (each, a "Representing Party") hereby represents and warrants to, and agrees with, the Company and the other Representing Parties that the following statements are true:

(a)                Such Representing Party is fully aware that the Units have not been and will not be registered under the Securities Act and have been issued in reliance upon federal and state exemptions for transactions not involving a public offering.

(b)                Such Representing Party's Units have been acquired for its own account solely for investment and not with a view to resale or distribution thereof.

(c)                (i) Such Representing Party's financial condition is such that such Representing Party can afford to bear the economic risk of holding its respective Units for an indefinite period of time, (ii) such Representing Party can afford to suffer a complete loss of such Representing Party's investment in its respective Units, (iii)  such Representing Party understands and has taken cognizance of all risk factors related to the purchase of its respective Units and (iv) such Representing Party's knowledge and experience in financial and business matters are such that such Representing Party is capable of evaluating the merits and risks of purchasing its respective Units.

(d)                Such Representing Party has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering of the Units and other matters pertaining to an investment in the Company and (ii) obtain any additional information which the Company can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Company. In considering its investment in the Company, such Representing Party has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Company or any Director, officer, employee, agent or Affiliate of such Persons, other than as expressly set forth in this Agreement. Such Representing Party has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of an investment in the Company in light of its particular tax and financial situation, and has determined that an investment in the Company is a suitable investment for it.

(e)                Such Representing Party (or if such Representing Party is subject to any look-through rules pursuant to the Securities Act, each beneficial owner of such Representing Party within the meaning of Rule 501 of Regulation D promulgated under the Securities Act) is an "accredited investor" as such term is defined in Rule 501 of Regulation D.

(f)                 Such Representing Party, if it is not an individual, is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and the execution, delivery and performance by it of this Agreement is within its powers, has been duly authorized by all necessary corporate or other action on its behalf, requires no action by or in respect of, or filing with, any governmental body, agency or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which such Representing Party is a party or by which such Representing Party or any of its properties is bound. This Agreement constitutes a valid and binding agreement of such Representing Party, enforceable against such Representing Party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity, and further limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies).

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(g)                If such Representing Party is an individual, the execution, delivery and performance by such Representing Party of this Agreement is within such Representing Party's legal right, power and capacity, requires no action by or in respect of, or filing with, any governmental body, agency, or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument to which such Representing Party is a party or by which such Representing Party or any of his or her properties is bound. This Agreement constitutes a valid and binding agreement of such Representing Party, enforceable against such Representing Party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity, and further limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies).

12.18.2	The foregoing representations and warranties shall survive the Effective Date.

12.19        Survival. Notwithstanding anything to the contrary contained herein, the provisions of Article 8 (Exculpation and Indemnification; Other Matters) and Article 12 (Miscellaneous) shall survive any (a) amendment or termination of this Agreement, (b) any Transfer by a Member, and (c) the dissolution or termination of the Company.

12.20        Specific Performance. Each party recognizes and acknowledges that a breach of any of the provisions of Section 3.8 or Section 12.17 of this Agreement will cause irreparable damage, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, each party agrees that in the event of a breach or threatened breach of any of the provisions of Section 3.8 or Section 12.17 of this Agreement, in addition to any other remedy which may be available at law or in equity, the non-breaching parties may apply to a court of competent jurisdiction for injunctive relief and specific performance to prevent or prohibit such breach. Each party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of any of the provisions of this Agreement is or would be compensable by an award of money damages, and each party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

Zero Day:

ZERO DAY NUTRITION COMPANY, a Texas corporation

By: _______________________________

Name: Michael Bischoff

Title: CEO

Torque:

TORQUE LIFESTYLE BRANDS, INC., a Colorado corporation

By: _______________________________

Name: David Lovatt

Title: CEO

Leonard Armenta

CEO

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EXHIBIT A

ARTICLE 1

ALLOCATION OF NET INCOME, NET LOSSES

AND OTHER ITEMS AMONG THE MEMBERS

1.1.	Capital Accounts.

(a)                A separate capital account will be maintained for each Member (a "Capital Account"). Such Member's Capital Account will from time to time be (i) increased by (A) the amount of all Capital Contributions made by the Member to the Company, (B) the Net Income and any other items of income and gain allocated to the Member, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member, and (ii) decreased by (A) the amount of cash and the Gross Asset Value of any property (other than money) distributed to the Member by the Company, (B) the Net Losses and any other items of deduction and loss allocated to the Member, and (C) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(b)                In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(c)                In determining the amount of any liability for purposes of subparagraph (a) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(d)                The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board (after consultation with the Company's tax advisers) shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Treasury Regulations, the Board may make such modification, provided it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

1.2.             Allocation of Net Losses. After giving effect to the special allocations set forth in Paragraph 1.4 below, Net Losses of the Company for each Fiscal Year will be allocated to the Members in accordance with the provisions of Section 7.4 of this Agreement.

1.3               Allocation of Net Income. After giving effect to the special allocations set forth in Paragraph 1.4 below, Net Income of the Company for each Fiscal Year will be allocated to the Members in accordance with the provisions of Section 7.4 of this Agreement.

1.4	Special Allocations. The following special allocations will be made in the following order:

(a)                Minimum Game Chargeback. Notwithstanding any other provision of this Section 1.4, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then except as otherwise provided in Regulations Section 1.704-2(f), each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain during such Fiscal Year determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 1.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704- 2(f) of the Regulations and shall be interpreted consistently therewith.

A-1

(b)                Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations Sections 1.704-2(i)(4), notwithstanding any other provision of this Section 1.4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Person's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Person pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 1.4(b) is intended to comply with the minimum gain chargeback requirement Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)                Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 1.4(c) shall only be made if, and only to the extent that, such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 1.4 have been tentatively made as if this Section 1.4(c) were not in the Agreement.

(d)                Gross Income Allocation. In the event any Member has a deficit balance in his or her Capital Account at the end of any Fiscal Year of the Company that is in excess of the sum of (i) the amount such Member is obligated to restore (pursuant to the terms of this Agreement or otherwise) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 1.4(d) shall be made if and only to the extent that such Person would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 1.4 have been tentatively made as if Section 1.4(c) and this Section 1.4(d) were not in the Agreement.

(e)                Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

(f)                 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable. Such allocations shall be made in accordance with, and in the manner set forth in, Regulations Section 1.704-2(i)(1).

(g)                Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704- 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Membership Interests in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

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(h)                Allocations Related to Taxable Issuance of Membership Interests. Any income, gain, loss or deduction realized as a direct or indirect issuance of an interest in the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each Member if the Issuance Items had not been realized.

(i)                Curative Allocations. The allocations set forth in Section 7.4.2 and subparagraphs (a) through (g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(i). The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(j)               Member Expenses. To the extent any expenses paid by any Member that are not required to be reimbursed by the Company are nevertheless deemed to be Company expenses for tax purposes, any items of loss or deduction attributable to those expenses will be specially allocated to such Member; provided, however, the amount of the expenses and the special allocation of the loss or deduction attributable thereto will be ignored for purposes of such Member's Capital Account.

1.5.	Allocation of Certain Tax Items.

(a)                Except as otherwise provided in this Paragraph 1.5, all items of income, gain, loss or deduction for federal, state and local income tax purposes will be allocated in the same manner as the corresponding "book" items are allocated under Paragraphs 1.2 and 1.3 of this Exhibit A (as a component of Net Income or Net Losses), or 1.4 of this Exhibit A.

(b)                In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value thereof (computed in accordance with subparagraph (i) of the definition of the term Gross Asset Value herein using any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Tax Matters Member).

(c)                In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of the term Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder using the "traditional method" under Regulations Section 1.704-3(b).

(d)                To the extent the Company has in effect an election under Section 754, allocations of income, gain, loss or deduction to affected Members for federal, state and local tax purposes will take into account the effect of such election pursuant to applicable provisions of the Code.

(e)                Any elections or other decisions relating to such allocations will be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Paragraph 1.5 are solely for federal, state and local tax purposes and will comprise the information furnished to such Members in their Schedule K-1s each year. Except to the extent allocations under this Paragraph 1.5 are reflected in the allocations of the corresponding "book" items pursuant to Paragraphs 1.2 or 1.3 of this Exhibit A (as a component of Net Income or Net Losses), or 1.4 of this Exhibit A, allocations under this Paragraph 1.5 will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, other items or distributions pursuant to any provision of this Agreement.

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1.6.             Allocation between Assignor and Assignee. The portion of the income, gain, losses, credits, and deductions of the Company for any Fiscal Year during which a Percentage Interest is assigned by a Member (or by an assignee or successor in interest to a Member), that is allocable with respect to such Percentage Interest will be apportioned between the assignor and the assignee of the Percentage Interest on whatever reasonable, consistently applied basis is selected by the Tax Matters Member and permitted by the applicable Treasury Regulations under Section 706 of the Code.

1.7.             Tax Reporting. The Members are aware of the income tax consequences of the allocations made by this Article 1 and hereby agree to be bound by the provisions of this Article 1 in reporting their shares of Company income and loss for income tax purposes.

1.8.             Excess Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the Company's "excess nonrecourse liabilities," as defined in Treasury Regulations Section 1.752-3(a), the Members' interests in Company profits will be deemed to be in accordance with their Percentage Interests.

1.9.             Compliance with Treasury Regulations. If the Tax Matters Member reasonably determines that the manner in which the Members' Capital Accounts are maintained should be modified, or that any particular item of income, gain, loss, deduction or credit should be allocated in a manner other than as provided above, in order to comply with the Treasury Regulations, the Tax Matters Member may make the modification or the allocation without the consent of any of the other Members, provided that such modification or allocation does not materially alter the Members' economic arrangement.

ARTICLE 2

DEFINITIONS

As used in this Exhibit A, the following terms will have the following meaning:

"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year or other period after giving effect to the following adjustments:

(i)                  Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the next to the last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)                Debit to such Capital Account the items described in regulations Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Capital Accounts" has the meaning stated in Section 1.1 of this Exhibit A.

"Company Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d) with respect to "partnership minimum gain."

"Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

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"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)                 the initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(ii)               the Gross Asset Value of all Company assets will be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as determined by the Tax Matters Member, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (c) the grant of an interest in the Company, other than a de minimis interest, as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, in the case of any of (a), (b) or (c), if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company; (d) the liquidation or dissolution of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; and (e) at such other times as the Members shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2;

(iii)             the Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution;

(iv)              the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m) and Paragraph 1.5(d) of this Exhibit A, provided, however, Gross Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent that the Members determine that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv); and

(v)                if the Gross Asset Value of any asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) hereof, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

"Member Nonrecourse Debt" will have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase "partner nonrecourse debt."

"Member Nonrecourse Debt Minimum Gain" shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704- 2(i)(3) of the Regulations.

"Member Nonrecourse Deductions" in any year means the Company deductions that are characterized as "partner nonrecourse deductions" under Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

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"Net Income" and "Net Losses" mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, as the case may be for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code will be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this paragraph will be added to such taxable income and/or subtracted from such loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this paragraph will be subtracted from such taxable income and/or added to such loss; (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iii) of the definition thereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses; (iv) gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof; and (vi) notwithstanding any other provision of this paragraph, any items which are specially allocated pursuant to Paragraphs 1.4 and 1.9 of this Exhibit A will not be taken into account in computing Net Income and Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Paragraphs 1.4 and 1.9 of this Exhibit A shall be determined by applying rules analogous to those set forth in this definition of Net Income and Net Losses.

"Nonrecourse Deductions" in any year means the Company deductions that are characterized as "nonrecourse deductions" under Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

"Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

"Regulatory Allocations" has the meaning stated in Section 1.4(e) of this Exhibit A hereto.

"Treasury Regulations" or "Regulations" means the income tax regulations (including temporary) promulgated under the Code.

All other capitalized terms used in this Exhibit A will have the same meaning as in the Agreement.

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EXHIBIT B

List of Assigned Customers

GLAXON

EXHIBIT C

List of Transferred Employees

[to be added]

Schedule 4.2

MEMBERSHIP INTERESTS

Member	Units	Percentage Interest
Zero Day Nutrition Company	490	49.0%
Torque Lifestyle Brands, Inc.	510	51.0%
TOTALS	1000	100.00%

Schedule 12.13

NOTICE ADDRESSES

If to Torque:

Torque Lifestyle Brands, Inc.

11427 West I-70 Frontage Road North

Wheat Ridge, Colorado 80033

Attention: David Lovatt

Email: david.lovatt@supplementgrp.com

If to Zero Day or Zero Day Owners:

Zero Day Nutrition Company

5615 Savoy Drive # B

Houston, TX 77036-2223

Attn: Michael Bischoff

Email: michael@zerodaynutra.com